As filed with the Securities and Exchange Commission on September 20, 2002

Registration No. ___-____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
Under the
SECURITIES ACT OF 1933

______________________

STATE STREET CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

MASSACHUSETTS	04-2456637
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

225 Franklin Street, Boston, Massachusetts 02110
(Address of Principal Executive Offices) (Zip Code)

STATE STREET CORPORATION
1997 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

MAUREEN SCANNELL BATEMAN, ESQ.
Executive Vice President and General Counsel
State Street Corporation
225 Franklin Street, Boston, Massachusetts 02110
(Name and Address of Agent For Service)

(617)786-3000
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

ROBERT F. HAYES, ESQ.
Ropes & Gray
One International Place
Boston, Massachusetts 02110
(617)951-7000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $1 Par Value	15,000,000 shares	$ 40.135	$602,025,000	$55,386

(1)  Includes Preferred Share Purchase Rights.  Prior to the occurrence of certain events the Preferred Share Purchase Rights will not be evidenced separately from the Common Stock.  Also includes such additional shares of Common Stock as may be required in the event of a stock dividend, recapitalization or other change in the Registrant's capital stock.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low price for the Registrant's Common Stock as reported on the New York Stock Exchange on September 18, 2002.

EXPLANATORY NOTE

This Registration Statement covers 15,000,000 shares of the Registrant’s Common Stock (together with the attached Preferred Stock Purchase Rights) to be issued pursuant to the Registrant’s 1997 Equity Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

          The Registrant hereby incorporates the following documents herein by reference:

(1)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission (the “Commission”) on February 22, 2002.
(2)	The Registrant's Quarterly Reports on Forms 10-Q for each of the periods ended March 31, 2002 and June 30, 2002, as filed with the Commission on May 3, 2002 and August 2, 2002, respectively.
(3)	The description of the Registrant's Common Stock is included in the Registrant's Registration Statements on Forms 8-A, as filed with the Commission on January 18, 1995 and March 7, 1995, as supplemented by the description of the Registrant’s Preferred Stock Purchase Rights attached to the Common Stock included in the Registrant’s Registration Statement on Forms 8-A, as filed with the Commission on January 18, 1995 and March 7, 1995 and as updated by Form 8-A/A filed with the Securities and Exchange Commission on July 7, 1998, and incorporated by reference.

(4)	The Registrant’s Current Reports on Forms 8-K dated March 12, 2002, April 30, 2002, August 2, 2002, August 7, 2002, August 13, 2002, August 19, 2002 and September 18, 2002, respectively.
(5)	All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to above.

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be incorporated by reference in the registration statement and shall be deemed to be part thereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

            The validity of the shares to be offered hereby will be passed upon for the Registrant by Ropes & Gray.  Truman S. Casner, of counsel to Ropes & Gray, is a director of the Registrant and owns beneficially a total of 40,984 shares of Common Stock of the Registrant. No shares of Common Stock of the Registrant are owned by Ropes & Gray and 325 shares of Common Stock are owned beneficially by Ropes & Gray attorneys participating in this matter.  Ropes & Gray performs legal services for the Registrant from time to time.

Item 6.  Indemnification of Directors and Officers.

            Section 67 of Chapter 156B of the General Laws of Massachusetts provides that to the extent specified in or authorized by the articles of organization, a by-law adopted by stockholders or a vote adopted by the holders of the majority of shares of stock entitled to vote on the election of directors, a corporation may indemnify directors, officers, employees and other agents of the corporation, (and persons who serve at its request as directors, officers, employees or other agents of another organization or in any capacity with respect to any employee benefit plan) except as to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was in the best interest of the corporation or the participants or beneficiaries of such employee benefit plan.

            The Restated Articles of Organization of the Registrant (Article 6) provide the following:

The Corporation shall to the fullest extent legally permissible indemnify each person who is or was a director, officer, employee or other agent of the corporation and each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall not have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of such other organization shall be deemed so to have acted in good faith with respect to the corporation) or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.  Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding, shall be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.

If, in an action, suit or proceeding brought by or in the name of the corporation, a director of the corporation is held not liable for monetary damages, whether because that director is relieved of personal liability under the provisions of this Article Six of the Articles of Organization, or otherwise, that director shall be deemed to have met the standard of conduct set forth above and to be entitled to indemnification for expenses reasonably incurred in the defense of such action, suit or proceeding.

As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock.  No such approval shall prevent the recovery from any such director, officer, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him.  As used herein, the terms "director," "officer," "employee," "agent" and "trustee" include their respective executors, administrators and other legal representatives, an "interested" person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a "disinterested" person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

            In addition, the Registrant maintains a directors' and officers' liability insurance policy.

            Article 6 of the Registrant's Restated Articles of Organization provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided, however, that this paragraph of Article 6 does not eliminate the liability of a director to the extent such liability is imposed by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for paying a dividend, approving a stock repurchase or making loans which are illegal under certain provisions of Massachusetts law, as the same exists or hereafter may be amended.

Item 7.  Exemption From Registration Claimed.

        Not Applicable.

Item 8.  Exhibits.

Exhibit No.	Description
4.1	Restated Articles of Organization, as amended (filed with the Securities and Exchange Commission as Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2001, and incorporated by reference).

4.2	By-laws as amended (filed with the Securities and Exchange Commission as Exhibit 3.2 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, and incorporated by reference).

4.3	The description of the Registrant’s Common Stock is included in the Registrant’s Registration Statement on Forms 8-A, as filed with the Securities and Exchange Commission on January 18, 1995 and March 7, 1995, as supplemented by the description of the Registrant’s Preferred Stock Purchase Rights attached to the Common Stock included in the Registrant’s Registration Statement on Forms 8-A, as filed with the Securities and Exchange Commission on January 18, 1995 and March 7, 1995 and as updated by Form 8-A/A filed with the Securities and Exchange Commission on July 7, 1998, and incorporated by reference.

4.4	Amended and Restated Rights Agreement dated as of June 18, 1998 between Registrant and BankBoston, N.A., Rights Agent (filed with the Securities and Exchange Commission as Exhibit 99.1 to Registrant’s Current Report on Form 8-K dated June 18, 1998, and incorporated by reference).

5.1	Opinion of Counsel.
15.1	Letter re unaudited interim financial information.
23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ropes & Gray (included in Exhibit 5.1).
24.1	Power of Attorney (contained in Part II hereof under Signature and Power of Attorney).
99.1	State Street Corporation 1997 Equity Incentive Plan, as amended.

Item 9. Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts on September 20, 2002.

STATE STREET CORPORATION
By: /s/Frederick P. Baughman

Frederick P. Baughman Senior Vice President, Corporate Controller and Chief Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 20, 2002.

           Further, we, the undersigned officers and directors of State Street Corporation (the "Corporation") hereby severally constitute and appoint Stefan M. Gavell, Maureen Scannell Bateman and Frederick P. Baughman, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this Registration Statement on Form S-8 of the Corporation, and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to any and all amendments.

Signature	Title
/s/David A. Spina David A. Spina	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
/s/Stefan M. Gavell Stefan M. Gavell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/Frederick P. Baughman Frederick P. Baughman	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

Name	Title
/s/Tenley E. Albright Tenley E. Albright	Director
/s/I. MacAllister Booth I. MacAllister Booth	Director
/s/Truman S. Casner Truman S. Casner	Director
/s/Nader F. Darehshori Nader F. Darehshori	Director
/s/Arthur L. Goldstein Arthur L. Goldstein	Director
/s/David P. Gruber David P. Gruber	Director
/s/Linda A. Hill Linda A. Hill	Director
/s/Charles R. LaMantia Charles R. LaMantia	Director
/s/Ronald E. Logue Ronald E. Logue	Director
/s/Dennis J. Picard Dennis J. Picard	Director
/s/Alfred Poe Alfred Poe	Director

Title	Signature
/s/Richard P. Sergel Richard P. Sergel	Director
/s/Gregory L. Summe Gregory L. Summe	Director
/s/Diana Chapman Walsh Diana Chapman Walsh	Director
/s/Robert E. Weissman Robert E. Weissman	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Restated Articles of Organization as amended (filed with the Securities and Exchange Commission as Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2001, and incorporated by reference).

4.2	By-laws as amended (filed with the Securities and Exchange Commission as Exhibit 3.2 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, and incorporated by reference).

4.3	The description of the Registrant’s Common Stock is included in the Registrant’s Registration Statement on Forms 8-A, as filed with the Securities and Exchange Commission on January 18, 1995 and March 7, 1995, as supplemented by the description of the Registrant’s Preferred Stock Purchase Rights attached to the Common Stock included in the Registrant’s Registration Statement on Forms 8-A, as filed with the Securities and Exchange Commission on January 18, 1995 and March 7, 1995 and as updated by Form 8-A/A filed with the Securities and Exchange Commission on July 7, 1998, and incorporated by reference.

4.4	Amended and Restated Rights Agreement dated as of June 18, 1998 between Registrant and BankBoston, N.A., Rights Agent (filed with the Securities and Exchange Commission as Exhibit 99.1 to Registrant’s Current Report on Form 8-K dated June 18, 1998, and incorporated by reference).

5.1	Opinion of Counsel.
15.1	Letter re unaudited interim financial information.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Ropes & Gray (included in Exhibit 5.1).
24.1	Power of Attorney (contained in Part II hereof under Signature and Power of Attorney).
99.1	State Street Corporation 1997 Equity Incentive Plan, as amended.